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Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 33-53807) and related Prospectus of The Black & Decker Corporation for the registration of debt securities in the amount of $500,000,000 and to the incorporation by reference therein of our report dated February 16, 1994, with respect to the consolidated financial statements and schedules of The Black & Decker Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.



                                                     /s/ Ernst & Young LLP




Baltimore, Maryland

August 24, 1994